Exhibit 5.1

March 27, 2007

Bankrate, Inc.
11760 US Highway 1, Suite 200
North Palm Beach, FL 33408

Re: Bankrate, Inc. - Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-87955)

Ladies and Gentlemen:

We have acted as legal counsel for Bankrate, Inc., a corporation organized under the laws of the State of Florida (the “Registrant”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registrant’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-87955) filed with the Commission on September 8, 1999 (the “Post-Effective Amendment"), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,000,000 shares of the Registrant’s common stock, par value of $.01 per share, (the “Common Stock”) that may be issued from time to time by the Registrant upon exercise of stock options or award of restricted stock (collectively, the "Options") pursuant to the Registrant's Amended and Restated 1999 Equity Compensation Plan (the "1999 Plan").

We are members of the Bar of the State of Florida and our opinions expressed herein are based upon and limited to the internal laws of the State of Florida (without reference to the choice-of-law provisions, principles or decisions under Florida law) and we do not herein express any opinion as to matters governed by the laws of any other jurisdiction. This letter has been prepared and is to be construed in accordance with the Report on Standards For Opinions of Florida Legal Counsel, dated April 8, 1991 issued by the Business Law Section of The Florida Bar, as updated September 4, 1998 (collectively, the "Report"). The Report is incorporated by reference into this letter. For purposes of construing the Report, the "client" as referenced in the Report is the Registrant.

In the rendering of the following opinions, we have relied, with your approval, as to factual matters that affect our opinions, solely on our examination of copies of the following documents (the "Documents") and we have made no independent verification of the facts contained in those documents:

(A)	An Officer’s Certificate furnished to us by an executive officer of the Registrant, dated as of the date of this opinion letter;

Bankrate, Inc.
March 27, 2007

(B)	A copy of the Registrant’s Amended and Restated Articles of Incorporation;

(C)	A copy of the Registrant’s Amended and Restated Bylaws;

(D)
A Written Consent of the Registrant’s Board of Directors (the “Board”) ratifying, approving, and confirming any and all Options that have been granted or awarded under the 1999 Plan, ratifying its approval of the 1999 Plan, and authorizing and approving the preparation and filing of the Post-Effective Amendment; and

(E)	The Registrant's Amended and Restated 1999 Equity Compensation Plan.

In our examinations of the Documents and in rendering the opinions set forth in this letter, in addition to those assumptions and qualifications set forth in the Report and the assumptions and qualifications contained elsewhere in this letter, we have, with your consent, assumed, without investigation that:

(i)  at the time each Option was, or is, granted or awarded, such grant or award, and the execution, delivery and performance of the agreement or agreements evidencing the grant or award of such Option (each, an "Option Agreement") has been, or will be, authorized and approved in accordance with the terms of the 1999 Plan;

(ii)  except for the corporation law of the State of Florida as applicable to the Company, at the time each Option was, or is, granted or awarded and at all times subsequent thereto, neither the grant or award of such Option nor the execution, delivery and performance of any related Option Agreement, violated, resulted in a breach of, or conflicted with, or will violate, result in a breach of, or conflict with, any law, rule, regulation, order, judgment, or decree, in each case whether then or subsequently in effect;

(iii)  except for the corporation law of the State of Florida as applicable to the Company, at the time each Option is exercised, neither the exercise of such Option nor the execution, delivery and performance of any agreement or document executed and delivered connection with such exercise (the "Exercise Documents") will violate, result in a breach of, or conflict with, any law, rule, regulation, order, judgment, or decree, then in effect;

(iv)  at the time thereof and at all times subsequent thereto, the persons who authorized, or will authorize, the grant or award of each Option, or the execution, delivery and performance of each Option Agreement, did not, or will not, violate any fiduciary or other duty owed by them;

(v)  at the time thereof, the persons who will authorize or effectuate the exercise of an Option and the execution, delivery and performance of the related Exercise Documents will not violate any fiduciary or other duty owed by them;

(vi)  no event has taken place, or will take place, subsequent to the grant or award of each Option and the execution, delivery and performance of the Option Agreements that would permit the Registrant or any other party to cancel, rescind, void or otherwise avoid such Option or Option Agreements;

Gunster, Yoakley & Stewart, P.A.
Attorneys at Law

Bankrate, Inc.
March 27, 2007

(vii)  no misrepresentation, omission, fraud or deceit has been or will be made or committed by the Registrant or any other party in connection with the grant or award of any Option, the execution, delivery and performance of the related Option Agreements, the exercise of any Option and the execution, delivery and performance of the related Exercise Documents;

(viii)  each Option will be exercised in accordance with its terms, the terms of the 1999 Plan and the terms of the Option Agreements; and

(ix)  upon exercise of each Option, the Registrant will receive the consideration called for by the terms of the Option Agreement and the terms of the 1999 Plan.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth in the Report and this opinion letter, we are of the opinion that the Common Stock, when issued, will be validly issued, fully paid and nonassessable.

This opinion letter is to be used only in connection with the offering and sale of the Common Stock while the Post-Effective Amendment is in effect. This opinion is based upon facts in existence and statutes, rules, regulations and judicial decisions in effect on the date hereof and we assume no obligation to advise you of any changes to the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Post-Effective Amendment in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion letter is delivered to you for your benefit in connection with the filing of the Post-Effective Amendment with the Commission and, except as provided in the immediately preceding paragraph, may not be quoted, circulated or published in whole or in part or delivered to any other person, or relied upon by any other person, without the prior written consent of a shareholder of this law firm.

Gunster, Yoakley & Stewart, P.A.
Attorneys at Law

Bankrate, Inc.
March 27, 2007

The opinions set forth in this opinion letter are limited to matters expressly set forth and no opinion is to be implied or may be inferred beyond the matters expressly stated.

Very truly yours,

GUNSTER, YOAKLEY & STEWART, P.A.
/s/ Gunster, Yoakley & Stewart, P.A.

MB/MVM-HB

Gunster, Yoakley & Stewart, P.A.
Attorneys at Law